Exhibit 11.1

Statement of Computation of Per Share Earnings


                                             For three months ended December 31,

                                                      2003            2002
BASIC:

Average shares outstanding                         73,769,282       52,253,857

Net income(loss) applicable
                to Common Shares                     (180,474)        (714,875)
                                                  -----------      -----------
Per share amount                                       (0.002)          (0.014)
                                                  ===========      ===========

FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                    73,769,282       52,253,857

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                      1,383,724        1,320,617

Floating convertible debenture                        371,468        1,500,000
                                                  -----------      -----------
Shares outstanding                                 75,524,464       55,074,474
                                                  ===========      ===========

Net income(loss)                                     (180,474)        (714,875)

Interest on Floating Convertible Debenture,
   net of taxes                                       106,417           50,351

Net income (loss) for fully diluted                      --               --
   calculation                                        (74,057)        (664,524)
                                                  ===========      ===========

Per share amount                                       (0.001)          (0.012)
                                                  ===========      ===========



                                               For six months ended December 31,

                                                       2003            2002
BASIC:
Average shares outstanding                          72,218,330     51,478,634

Net income(loss) applicable
  to Common Shares                                    (189,362)    (1,840,521)
                                                   -----------    -----------
Per share amount                                        (0.003)        (0.036)
                                                   ===========    ===========

FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                     72,218,330     51,478,634

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                       1,282,545      1,204,051

Floating convertible debenture                         185,729      1,500,000
                                                   -----------    -----------
Shares outstanding                                  73,686,604     54,182,685
                                                   ===========    ===========

Net income(loss)                                      (189,362)    (1,840,521)

Interest on Floating Convertible Debenture,
  net of taxes                                         106,417        101,114

Net income (loss) for fully diluted                       --             --
   calculation                                         (82,945)    (1,739,408)
                                                   ===========    ===========

Per share amount                                        (0.001)        (0.032)
                                                   ===========    ===========




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